UNITED STATES
     SECURITIES AND EXCHANGE COMMISSION
     WASHINGTON, DC 20549

     FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
     UNDER SECTION 12(g) UNDER THE SECURITIES EXCHANGE ACT OF
     1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13
     AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

     Commission File Number: 0001089612


     NOVA PHARMACEUTICAL, INC.
          A Nevada Corporation

     c/o Robert Bryan
     249 N. Brand Blvd. # 586
     Glendale, CA 91203

     Tel. 818 242-2323 Ext. 567


     NOVA PHARMACEUTICAL, INC. COMMON STOCK
     (Title of each class of securities covered by this form)

     NONE
     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   X       Rule 12h-3(b)(1)(i)
     Rule 12g-4(a)(1)(ii)               Rule 12h-3(b)(1)(ii)
     Rule 12g-4(a)(2)(i)                Rule 12h-3(b)(2)(i)
     Rule 12g-4(a)(2)(ii)               Rule 12h-3(b)(2)(ii)
                              Rule 15d-6

     Approximate number of holders of record as of the certification
     or notice date:    131 .


     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification report to be signed on its behalf by the undersigned hereunto duly authorized.

     NOVA PHARMACEUTICAL, INC.
     Registrant

     Dated: December 12, 2006

     /s/ Robert Bryan

     ____________________________
     Robert Bryan, President